Exhibit 19(c)

PROXY VOTING POLICIES AND PROCEDURES

Statement of Policy

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. Coatue generally retains proxy-voting authority with respect to securities purchased for its Clients. With respect to Registered Funds, Coatue has been granted discretion by the Board to exercise the proxy voting rights of securities beneficially owned by such Client, and Coatue will exercise all voting rights delegated to it with respect to Client’s securities. Coatue votes proxies in the best interest of its Clients, as determined in Coatue’s sole discretion, and in accordance with these policies and procedures.

Use of Third-Party Proxy Voting Service

The SEC has expressed the view that although the voting of proxies remains the duty of a registered advisor, an advisor may contract with service providers to perform certain research and recommendation functions with respect to proxy voting so long as Coatue is comfortable that (i) the proxy voting service is independent from the issuer companies on which it completes its proxy research; (ii) Coatue maintains ongoing oversight of the delegated proxy voting functions; and (iii) Coatue conducts due diligence on how the proxy voting service conducts its delegated functions1

Following appropriate due diligence, Coatue has entered into an agreement with Institutional Shareholder Services (the “Proxy Voting Service”), an independent third party, for the Proxy Voting Service to provide Coatue with its research on proxies and to facilitate the electronic voting of proxies.

Coatue shall review periodically the proxy voting policies, procedures and methodologies, conflicts of interest and competency of the Proxy Voting Service. Coatue will also periodically review the continued retention of the Proxy Voting Service, including whether any relevant credible potential factual errors, incompleteness or methodological weaknesses in the Proxy Voting Service’s analysis that Coatue is aware of materially affected the research and recommendations used by Coatue.

Proxy Voting Procedures

Coatue follows the Proxy Voting Service’s Sustainability Policy, which Coatue believes is generally in the Clients’ best interests, including Clients’ sustainability objectives.

Proxies relating to securities held in Client accounts will be sent directly to the Proxy Voting Service. If a proxy is received by Coatue and not sent directly to the Proxy Voting Service, the Chief Compliance Officer or an appropriate designee will promptly forward it to the Proxy Voting Service.

Coatue will generally vote proxies in accordance with the recommendations provided by the Proxy Voting Service under the Sustainability Policy (the “Proxy Voting Recommendations”), unless it determines that the Proxy Voting Recommendation presents a conflict of interest or is otherwise not in the best interest of the relevant Client(s). A Compliance department designee shall monitor proxies to assess when a potential conflict of interest or other circumstance warranting deviation from the Proxy Voting Recommendation may exist. In the event Coatue determines that it is in the best interests of a Client to deviate from a Proxy Voting Recommendation, Coatue will document the rationale for the deviation. All possible deviations must be reviewed by the Compliance department and the Trading department, and approved by the Chief Compliance Officer or an appropriate designee. A concise summary of these Proxy Voting Policies and Procedures, as well as any updates to the policy, will be included in Coatue’s Form ADV Part 2.

Coatue will inform each Client of these Proxy Voting Policies and any material changes made to this Proxy Voting Policy. Upon request Coatue will promptly provide to a Client a copy of the current Proxy Voting Policy. Clients may obtain information about how Coatue voted proxies on behalf of such Client upon request.

1 See Commission Guidance Regarding Proxy Voting Responsibilities of Investment Advisers, Release Nos. IA-5325; IC-33605 (Aug. 21, 2019) and SEC Staff Legal Bulletin No. 20, Proxy Voting: Proxy Voting Responsibilities of Investment Advisers and Availability of Exemptions from the Proxy Rules for Proxy Advisory Firms (June 30, 2014)